Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 17, 2026, relating to the financial statements of nVent Electric plc and the effectiveness of nVent Electric plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of nVent Electric plc for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

February 17, 2026